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EXHIBIT 99B.3
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COMBINED BALANCE SHEETS                         U S WEST MEDIA GROUP
(UNAUDITED)

                                              March 31, December 31,
Dollars in millions                             1997         1996
---------------------------------------   ------------- ------------
ASSETS
Current assets:
 Cash and cash equivalents                         $83         $121
 Accounts and notes receivable                     533          508
 Deferred directory costs                          269          259
 Marketable securities                               -           58
 Other assets                                      195          193
                                          ------------- ------------
   Total current assets                          1,080        1,139
                                          ------------- ------------

Property, plant and equipment - net              4,403        4,275
Investment in Time Warner Entertainment          2,483        2,477
Intangible assets - net                         12,543       12,595
Net investment in international ventures         1,427        1,548
Net investment in assets held for sale             403          409
Other assets                                     1,446        1,618
                                          ------------- ------------
   Total assets                                $23,785      $24,061
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LIABILITIES AND EQUITY
Current liabilities:
 Short-term debt                                $1,420         $217
 Due to Continental shareholders                     -        1,150
 Accounts payable                                  317          425
 Deferred revenue and customer deposits            147          129
 Other payables                                    836          795
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   Total current liabilities                     2,720        2,716
                                          ------------- ------------
Long-term debt                                   8,603        8,636
Deferred income taxes                            3,526        3,600
Deferred credits and other                         363          346
Preferred securities of subsidiary
 trust holding Company-guaranteed
 debentures                                      1,080        1,080
Preferred stock subject to
 mandatory redemption                               51           51

Media Group equity                               7,533        7,723
Company LESOP guarantee                            (91)         (91)
                                          ------------- ------------
  Total equity                                   7,442        7,632
                                          ------------- ------------
   Total liabilities and equity                $23,785      $24,061
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